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EXHIBIT 21.1

LIST OF SUBSIDIARIES

Ladder Companies, Inc., a Delaware corporation
Square One Energy, Inc., a Texas corporation
Tri-Flow, Inc., an Oklahoma corporation
W.O. Energy of Nevada, Inc., a Nevada corporation
WO Energy, Inc., a Texas corporation
W.O. Operating Company, Ltd., a Texas limited partnership
W.O. Production Company, Ltd. a Texas limited partnership
Pantwist, LLC, a Texas limited liability company
Cano Petro of New Mexico, Inc., a Texas corporation

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LIST OF SUBSIDIARIES